Exhibit 99.1

Executive Vice President of Transaction Services to Depart NASDAQ OMX

NEW YORK, April 15, 2009 (GLOBE NEWSWIRE) — The NASDAQ OMX Group (Nasdaq:NDAQ) today announced that Chris Concannon, Executive Vice President, Transaction Services U.S., has advised the company that he intends to step down from his role effective April 30. Mr. Concannon will be joining Virtu Financial LLC, a newly formed proprietary trading firm, as a Partner.

“Chris has played a major part in our growth and success over the last six years and he has been a trusted and valued partner,” said Bob Greifeld, Chief Executive Officer of NASDAQ OMX. “His entrepreneurial, competitive style has served us well and we wish him much success as he pursues a new and different path.”

Mr. Concannon joined NASDAQ OMX from Instinet Clearing Services in 2003. During his tenure at NASDAQ OMX, Mr. Concannon has overseen and integrated numerous acquisitions, including BRUT, Instinet, the Philadelphia Stock Exchange and the Boston Stock Exchange. Also during his tenure Mr. Concannon led the initiative to grow market share in the trading of NYSE-listed securities, increasing The NASDAQ Stock Market’s share more than fifteen-fold since 2005. Additionally, he has overseen the launch of two new markets, NASDAQ OMX Europe and The NASDAQ Options Market.

“My time at NASDAQ OMX has been both personally and professionally fulfilling. I have watched NASDAQ OMX grow from a single cash equity exchange into the world’s leading global marketplace. I have also had the pleasure of working with a management team that has a proven ability to lead and execute a global strategy,” said Mr. Concannon.

About NASDAQ OMX Group

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with over 3,800 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and ETFs. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries.

NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about NASDAQ OMX’s products and offerings. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

NDAQG

CONTACT:	The NASDAQ OMX Group, Inc. Media Contact: Bethany Sherman +1 212 401 8714 bethany.sherman@nasdaqomx.com